EXHIBIT  99.1

                              FOR IMMEDIATE RELEASE


                  CONCURRENT ANNOUNCES FOURTH QUARTER 2004 EARNINGS
                      RELEASE DATE AND PROVIDES UPDATED GUIDANCE


     ATLANTA, GEORGIA, JULY 1, 2004 - Concurrent Computer Corporation (NASDAQ:
CCUR), a worldwide leader of on-demand technology, today announced that it will release fourth quarter and full year 2004 financial results after the market close on Thursday, August 12, 2004. Concurrent management will also conduct a conference call to discuss these results the following morning, Friday, August 13, 2004 at 10:00 a.m. EST. The call will be broadcast live over the Internet available on the Investor Relations section of the company's web site.

     Additionally, the company revised financial expectations for the fiscal 2004 fourth quarter. For the company's fiscal fourth quarter ended June 30, 2004, the company expects total revenues to aggregate approximately $14 million, subject to normal year-end closing procedures and completion of the annual audit by the company's external auditors. VOD revenue is expected to be approximately $8 million and Integrated Solutions Division revenue is expected to be approximately $6 million.

     The primary reason for the lower VOD revenue expectations relate to the timing of the receipt of anticipated purchase orders for new system deployments. ISD revenue is lower primarily as a result of domestic government related spending delays.

     For the company's fiscal 2004 fourth quarter, the company expects its loss per share to be larger than the 5 to 8 cents per share guidance provided on April 22, 2004, primarily due to the reduced revenue for the quarter. The company will provide further information when it releases its final operating results for the fourth quarter on August 12, 2004 following completion of the normal year end closing and annual auditing processes.

     ABOUT  CONCURRENT

Concurrent Computer Corporation (www.ccur.com) is a worldwide leader in providing digital VOD systems to the broadband industry and real-time computer systems for industry and government. Concurrent's VOD systems are utilized within the broadband cable, DSL, and IP-based markets. Within the digital cable market, Concurrent is a recognized leader, currently serving nine of the largest network


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operators  in  80  markets,  surpassing  15.8  million basic subscribers and 5.2 million digital subscribers. Concurrent's proven technology provides a flexible, comprehensive, robust solution for HFC, DSL, and IP-based networks. The company's powerful and scalable VOD systems are based on open standards and are integrated with the leading broadband technologies. Concurrent is also a leading provider of high-performance, real-time computer systems, solutions, and software that focus on hardware-in-the-loop and man-in-the-loop simulation, data acquisition, and industrial control systems for commercial and government markets. Concurrent has nearly four decades of experience in real-time technology and provides its best of breed solutions through offices in North America, Europe, Asia, and Australia.


Certain statements made or incorporated by reference in this release may constitute "forward-looking statements" within the meaning of the federal securities laws. When used or incorporated by reference in this release, the words "believes," "expects," "estimates," "anticipates," and similar expressions are intended to identify forward-looking statements. Statements regarding future events and developments and our future performance, as well as our expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. The risks and uncertainties which could affect our financial condition or results of operations include, without limitation: changes in our fourth quarter results due to year-end close and audit processes; our ability to keep our customers satisfied; availability of video-on-demand content; delays or cancellations of customer orders; changes in product demand; economic conditions; various inventory risks due to changes in market conditions; uncertainties relating to the development and ownership of intellectual property; uncertainties relating to our ability and the ability of other companies to enforce their intellectual property rights; the pricing and availability of equipment, materials and inventories; the limited operating history of our video-on-demand segment; the concentration of our customers; failure to effectively manage growth; delays in testing and introductions of new products; rapid technology changes; demand shifts from high-priced, proprietary real-time systems to low-priced, open server systems; system errors or failures; reliance on a limited number of suppliers; uncertainties associated with international business activities, including foreign regulations, trade controls, taxes, and currency fluctuations; the highly competitive environment in which we operate and predatory pricing pressures; failure to effectively service the installed base; the entry of new well-capitalized competitors into our markets; the success of new products in both the VOD and ISD divisions; the success of our new initiative in our CFSI subsidiary to penetrate opportunities with the U.S. government; the availability of Linux software in light of issues raised by SCO group;


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capital  spending  patterns by a limited customer base; and contract obligations that  could  impact  revenue  recognition.

Other important risk factors are discussed in our Form 10-K filed with the Securities and Exchange Commission on September 18, 2003 and may be discussed in subsequent filings with the SEC. The risk factors discussed in such Form 10-K under the heading "Risk Factors" are specifically incorporated by reference in this press release. Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.


                                     # # #

Note to Editors: For additional company or product information from Concurrent, please contact Concurrent, 4375 River Green Parkway, Suite 100, Duluth, GA
30096. Call toll free in the U.S. and Canada at (877) 978-7363, fax (678) 258-4199. Readers can also access information through the company's Web site at www.ccur.com.

Concurrent Computer Corporation and its logo are registered and unregistered trademarks of Concurrent Computer Corporation. All other product names are trademarks or registered trademarks of their respective owners.


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